Exhibit 99.01
FOR IMMEDIATE RELEASE                        Website http://www.arthrt.com
April 17, 2012                                Contact: David A. Garrison
(978) 602-1436

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES DELAY IN FINALIZING FOURTH QUARTER AND 2011 YEAR END RESULTS

Fitchburg, MA
Arrhythmia Research Technology, Inc. (NYSE AMEX:HRT) (the “Company”) reported today that it was unable to file its annual report on Form 10-K for the fiscal year ended December 31, 2011 within the automatic extension of its due date to April 16, 2012 afforded by its filing of a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission.
The delay in filing is due to an ongoing internal review by the Audit Committee and auditors relating to the adjustments to the calculation of the tax deferred assets in the Company's Canadian subsidiary, RMDDx Corporation, for the fiscal year ended December 31, 2011.
As of today's date, the audit is not complete. However, for the year ended December 31, 2011, the Company preliminarily expects to report the following:
     Preliminary
12/31/2011
Consolidated Revenues $ 24,256,373
Net Loss              (1,709,672)
Total Assets                 19,249,230
Total Liabilities                 3,768,994
Total Stockholders' Equity         15,480,236
Consequently, the Company is unable to determine with reasonable certainty at this time the significance of any such adjustments and their effect on the net loss and total liabilities and stockholders' equity. Management is working diligently with its Audit Committee, the Audit Committee's outside experts and the Company's independent auditor to determine whether any potential adjustments are required and the extent thereof. The Company expects to finalize the 10-K by April 27, 2012. However, until the review is complete and a final determination is made, the Company cannot provide further assurance regarding the results of operations for the affected periods or whether adjustments will be required.
James E. Rouse, the Company's President and Chief Executive Officer, stated “We want our stockholders to know that it is of paramount importance to us to provide confidence and transparency in our financial statements and that we are doing everything possible to ensure that this a one-time only event.”

About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiaries is a diverse component and device manufacturer, software and medical technology service provider. Its subsidiary, Micron Products, Inc., primarily manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. It also manufactures, through its MIT division, custom injection molded products for medical, electronic, industrial and consumer applications. The MIT division also provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging as well as high end mold design, manufacturing and precision machining for various industries. RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, branded "WirelessDx", is dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, Internet and telecommunication technologies. The Company also has developed and distributes a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com             http://www.micronproducts.com
http://www.micronintegrated.com         http://www.WirelessDx.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products and services sold; variability of customer demand and delivery requirements; ability to successfully market WirelessDx services, manage the timing of investment in operational infrastructure and ability to accelerate the pace of revenues from customer implementation; ability to license our software, provide timely customization and updates; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; continued availability of supplies or materials used in manufacturing at competitive prices; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources; volatility in commodity and energy prices; and the Company's ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.